EXHIBIT 99.2

Press Release Dated December 17, 2008

NASDAQ ISSUES STAFF DEFICIENCY LETTER

PHAZAR CORP (Nasdaq:ANTP), Mineral Wells, Texas, reports that NASDAQ informed the Company in a letter dated December 16, 2008, that the Board of Directors was no longer in compliance with Marketplace Rule 4350(c) in that it lacks a majority of independent directors.  Specifically, NASDAQ stated that under Rule 4200(15)(A) that Gary Havener would not qualify as an independent director until October 19, 2009, three years after he ceased being an officer or employee of the Company and that the Company now has three independent directors on its six-member board.  NASDAQ did not reference any other independence standard disqualification for Mr. Havener other than time elapsed since serving as a Company officer or employee.   On September 9, 2008, Garland P. Asher, previously an independent director, became a Company officer leading to the current distribution of independent and non-independent directors.

NASDAQ also stated that should the Company regain compliance with Rule 4350(c) by the earlier of the Company’s next shareholder meeting or October 14, 2009, or, alternatively, if the next annual shareholder’s meeting is held on or before April 13, 2009, compliance with Rule 4350(c) is regained by April 13, 2009, no further delisting action will be taken.  If the Company does not regain compliance with Rule 4350(c) during this cure period, ending October 14, 2009, NASDAQ staff will provide it with a delisting notice which may be appealed to the NASDAQ Listing Qualifications Panel.